Exhibit 3.2

CERTIFICATE OF DESIGNATION

OF
SERIES A CONVERTIBLE
PREFERRED STOCK, $0.001 PAR VALUE PER SHARE

OF

OPTEX SYSTEMS HOLDINGS, INC.
(formerly, Sustut Exploration, Inc.)

1.     Designation: Number of Shares. The designation of said series of Preferred Stock shall be Series A Convertible Preferred Stock (the "Series A Preferred Stock"). The number of shares of Series A Preferred Stock shall be 1,027. Each share of Series A Preferred Stock shall have a stated value equal to $6,000 (as adjusted for any stock dividends, combinations or splits with respect to such shares) (the "Series A Stated Value"), and $.001 par value. The existence of the Preferred Stock shall be perpetual.

2.            Liquidation Rights. Upon the occurrence of a "Liquidation Event" (as defined below), the Holders of the Series A Preferred Stock shall be entitled to receive, and before any payment or distribution shall be made on any Junior Stock, out of the assets of the Corporation available for distribution to stockholders, an amount equal to one (1) times the Series A Stated Value per share of Series A Preferred Stock. Upon the payment in full of all amounts due to the Holders of the Series A Preferred Stock and Junior Stock shall receive all remaining assets of the Corporation legally available for distribution. If the assets of the Corporation available for distribution to the Holders of the Series A Preferred Stock shall be insufficient to permit payment in full of the amounts payable as aforesaid to the Holders of Series A Preferred Stock upon a Liquidation Event, then all such assets of the Corporation shall be distributed to the exclusion of the Holders of Junior Stock ratably among the Holders of the Series A Preferred Stock. "Liquidation Event" shall mean (i) the liquidation, dissolution or winding-up, whether voluntary or involuntary, of the Corporation, (ii) the purchase or redemption by the Corporation of shares of any class of stock or the merger or consolidation of the Corporation with or into any other corporation or corporations unless (a) the Holders of the Series A Preferred Stock receive securities of the surviving corporation having substantially similar rights as the Series A Preferred Stock and the stockholders of the Corporation immediately prior to such transaction are holders of at least a majority of the voting securities of the successor corporation immediately thereafter or (b) the sale, license or lease of all or substantially all, or any material part of, the Corporation's assets, unless the Holders of a majority of the shares of Series A Preferred Stock elect otherwise. "Junior Stock" shall mean any equity securities of the Corporation other than the Series A Preferred Stock.

3.            Conversion into Common Stock. Holders of shares of Series A Preferred Stock shall have the following conversion rights and obligations:

(a) Subject to the further provisions of this paragraph 4 each Holder of Series A Preferred Stock shall have the right at any time commencing after the issuance to the Holder of shares of Series A Preferred Stock, to convert such shares (collectively "Stated Value") into fully paid and non-assessable shares of Common Stock of the Corporation determined in accordance with the applicable "Conversion Price" provided in paragraph 3(b) below (the "Conversion Price").

(b) The number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall the number of shares of Series A Preferred Stock being converted multiplied by the Stated Value per share being converted divided by the Conversion Price. The Conversion Price of the Series A Preferred Stock shall initially be $0.15. The Conversion Price shall also be subject to adjustment as described below.

(c) Holder will give notice of its decision to exercise its right to convert the Series A Preferred Stock, or part thereof by telecopying an executed and completed Notice of Conversion (a form of which is annexed as Exhibit A to this Certificate of Designation) to the Corporation via confirmed telecopier transmission. The Holder will not be required to surrender the Series A Preferred Stock certificate until the Series A Preferred Stock has been fully converted. Each date on which a Notice of Conversion is telecopied to the Corporation in accordance with the provisions hereof shall be deemed a Conversion Date. The Corporation will itself or cause the Corporation's transfer agent to transmit the Corporation's Common Stock certificates representing the Common Stock issuable upon conversion of the Series A Preferred Stock to the Holder via express courier for receipt by such Holder within five (5) business days after receipt by the Corporation of the Notice of Conversion (the "Delivery Date"). In the event the Common Stock is electronically transferable, then delivery of the Common Stock must be made by electronic transfer provided request for such electronic transfer has been made by the Holder. A Series A Preferred Stock certificate representing the balance of the Series A Preferred Stock not so converted will be provided by the Corporation to the Holder if requested by Holder, provided the Holder has delivered the original Series A Preferred Stock certificate to the Corporation. To the extent that a Holder elects not to surrender Series A Preferred Stock for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Corporation against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount of the Series A Stated Value then owned by the Holder.

In the case of the exercise of the conversion rights set forth in paragraph 4(a) the conversion privilege shall be deemed to have been exercised and the shares of Common Stock issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Corporation of the Notice of Conversion. The person or entity entitled to receive Common Stock issuable upon such conversion shall, on the date such conversion privilege is deemed to have been exercised and thereafter, be treated for all purposes as the recordholder of such Common Stock and shall on the same date cease to be treated for any purpose as the record Holder of such shares of Series A Preferred Stock so converted.

Upon the conversion of any shares of Series A Preferred Stock no adjustment or payment shall be made with respect to such converted shares on account of any dividend on the Common Stock, except that the Holder of such converted shares shall be entitled to be paid any dividends declared on shares of Common Stock after conversion thereof.

The Corporation shall not be required, in connection with any conversion of Series A Preferred Stock, and payment of dividends on Series A Preferred Stock to issue a fraction of a share of its Series A Preferred Stock or Common Stock and may instead deliver a stock certificate representing the next whole number.

(d) The Conversion Price determined pursuant to Paragraph 4(b) shall be subject to adjustment from time to time as follows:

(i)             In case the Corporation shall at any time (A) declare any dividend or distribution on its Common Stock or other securities of the Corporation other than the Series A Preferred Stock, (B) split or subdivide the outstanding Common Stock, (C) combine the outstanding Common Stock into a smaller number of shares, or (D) issue by reclassification of its Common Stock any shares or other securities of the Corporation, then in each such event the Conversion Price shall be adjusted proportionately so that the Holders of Series A Preferred Stock shall be entitled to receive the kind and number of shares or other securities of the Corporation which such Holders would have owned or have been entitled to receive after the happening of any of the events described above had such shares of Series A Preferred Stock been converted immediately prior to the happening of such event (or any record date with respect thereto). Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made to the Conversion Price pursuant to this paragraph 4(d)(i) shall become effective immediately after the effective date of the event.

(ii)             For so long as the Series A Preferred Stock is outstanding, other than in the case of an "Excepted Issuance" (as defined below), if the Corporation shall issue any Common Stock, prior to the complete conversion of the Series A Preferred Stock for a consideration less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price. For purposes of this adjustment, the issuance of any security or debt instrument of the Corporation, carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock or the modification of any of the foregoing which may be outstanding shall result in an adjustment to the Conversion Price upon the modification or issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.. "Excepted Issuances" shall include the Corporation's issuance of (i) options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans and any options to purchase Common Stock pursuant to stock option plans and employee stock purchase plans created thereafter, so long as such new plans are approved by the Corporation's shareholders, (ii) Common Stock upon exercise of the options referred to in clause (i), (iii) Common Stock upon the exercise of warrants or other convertible securities outstanding prior to the date hereof, (iv) securities which results in an adjustment to the Conversion Price under Section 4(d)(i) above, (v) Series A Preferred Stock or any shares of Common Stock on conversion thereof, and (vi) securities as payment of liquidated damages in respect of the Series A Preferred Stock.

(e)            (i) In case of any merger of the Corporation with or into any other corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock) then unless the right to convert shares of Series A Preferred Stock shall have terminated as part of such merger, lawful provision shall be made so that Holders of Series A Preferred Stock shall thereafter have the right to convert each share of Series A Preferred Stock into the kind and amount of shares of stock and/or other securities or property receivable upon such merger by a Holder of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such consolidation or merger. Such provision shall also provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in subparagraph (d) of this paragraph 4. The foregoing provisions of this paragraph 4(e) shall similarly apply to successive mergers.

(ii)            In case of any sale or conveyance to another person or entity of the property of the Corporation as an entirety, or substantially as an entirety, in connection with which shares or other securities or cash or other property shall be issuable, distributable, payable, or deliverable for outstanding shares of Common Stock, then, unless the right to convert such shares shall have terminated, lawful provision shall be made so that the Holders of Series A Preferred Stock shall thereafter have the right to convert each share of the Series A Preferred Stock into the kind and amount of shares of stock or other securities or property that shall be issuable, distributable, payable, or deliverable upon such sale or conveyance with respect to each share of Common Stock immediately prior to such conveyance.

(f)  Whenever the number of shares to be issued upon conversion of the Series A Preferred Stock is required to be adjusted as provided in this paragraph 4, the Corporation shall forthwith compute the adjusted number of shares to be so issued and prepare a certificate setting forth such adjusted conversion amount and the facts upon which such adjustment is based, and such certificate shall forthwith be filed with the Transfer Agent for the Series A Preferred Stock and the Common Stock; and the Corporation shall mail to each Holder of record of Series A Preferred Stock notice of such adjusted conversion price not later than the first business day after the event, giving rise to the adjustment.

(g) In case at any time the Corporation shall propose:

(i) to offer for subscription to the Holders of its Common Stock any additional shares of any class or any other rights; or

(ii) any capital reorganization or reclassification of its shares or the merger of the Corporation with another corporation (other than a merger in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification, conversion, or change of the outstanding shares of Common Stock); or

(iii) the voluntary dissolution, liquidation or winding-up of the Corporation;

then, and in any one or more of said cases, the Corporation shall cause at least five (5) days prior notice of the date on which (A) the books of the Corporation shall close or a record be taken for such stock dividend, distribution, or subscription rights, or (B) such capital reorganization, reclassification, merger, dissolution, liquidation or winding-up shall take place, as the case may be, to be mailed to the Holders of record of the Series A Preferred Stock.

(h) The term "Common Stock" as used in this Certificate of Designation shall mean the $0.001 par value Common Stock of the Corporation as such stock is constituted at the date of issuance thereof or as it may from time to time be changed, or shares of stock of any class or other securities and/or property into which the shares of the Series A Preferred Stock shall at any time become convertible pursuant to the provisions of this paragraph 4.

(i) The Corporation shall pay the amount of any and all issue taxes (but not income taxes) which may be imposed in respect of any issue or delivery of stock upon the conversion of any shares of Series A Preferred Stock, but all transfer taxes and income taxes that may be payable in respect of any change of ownership of Series A Preferred Stock or any rights represented thereby or of stock receivable upon conversion thereof shall be paid by the person or persons surrendering such stock for conversion.

(j) In the event a Holder shall elect to convert any shares of Series A Preferred Stock as provided herein, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, or for any other reason unless, an injunction from a court, on notice, restraining and or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been sought and obtained by the Corporation or at the Corporation's request or with . the Corporation's assistance and the Corporation posts a surety bond for the benefit of such Holder equal to 120% of the Stated Value sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such Holder in the event it obtains judgment.

(k)            In addition to any other rights available to the Holder, if the Corporation fails to deliver to the Holder such certificate or certificates pursuant to Section 4(c) by the Delivery Date and if within five (5) business days after the Delivery Date the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Common Stock which the Holder anticipated receiving upon such conversion (a "Buy-In"), then the Corporation shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) within five (5) business days after written notice from the Holder, the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (B) the aggregate Stated Value of the shares of Series A Preferred Stock for which such conversion was not timely honored. The Holder shall provide the Corporation written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(1)            The Corporation represents to the Holders of shares of Series A Preferred Stock that for purposes of "tacking" under Rule 144 promulgated under the Securities Act of 1933 the original date of ownership of any shares of Series A Preferred Stock shall be the date of original ownership by such Holder of the shares of Common Stock owned by such Holder which • were surrendered in exchange for shares of Series A Preferred Stock. The Corporation also covenants to comply with all applicable requirements of an issuer for its equity securities to be eligible for resale under Rule 144 (including, but not limited to, requirements as to current reporting).

4.             Voting Rights. The Holders of shares of Series A Preferred Stock shall vote together with the holders of the Common Stock on an as converted basis and shall have one vote per share for each share of Common Stock it would have as if the Holder's shares of Series A Preferred Stock had been converted into Common Stock prior to the vote.

5.             Dividends.

(a) The holders of shares of the outstanding Series A Preferred Stock shall be entitled, when, as and if declared by the Board of Directors out of funds of the Corporation legally available therefor, to receive cumulative cash dividends at the rate per annum of 6.0% per share on the Liquidation Preference (equivalent to the then in effect Series A Stated Value per annum per share), payable quarterly in arrears (the "Dividend Rate"). Dividends payable for each full quarterly period will be computed by dividing the Dividend Rate by four and shall be payable in arrears on the last day of each calendar quarter ("Quarterly Payment Date") (commencing March 31, 2009) for the quarterly period ending immediately on such Quarterly Payment Date, to the holders of record of Preferred Stock at the close of business on the Quarterly Payment Date. Such dividends shall be cumulative from the issue date for the Series A Preferred Stock ("Issue Date") (whether or not in any period or periods the Board of Directors shall have declared such dividends or there shall be funds of the Corporation legally available for the payment of such dividends) and shall accumulate on a day-to-day basis, whether or not earned or declared, from and after the Issue Date. Dividends payable for any partial period shall be computed on the basis of days elapsed over a 360-day year consisting of twelve 30-day months. Accumulated unpaid dividends accrue and cumulate dividends at the annual rate of 6.0% and are payable in the manner provided in this Section 3.

(b) No dividends will be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Series A Preferred Stock with respect to any period unless all dividends for all preceding periods have been declared and paid or declared and a sufficient sum set apart for the payment of such upon all outstanding shares of Series A Preferred Stock.

(c) No dividends or other distributions (other than a dividend or distribution payable solely in shares of Junior Stock and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Junior Stock, nor may any Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to . or made available for a sinking fund for the redemption of any Junior Stock) by or on behalf of the Corporation (except by conversion into or exchange for shares of Junior Stock, unless full accumulated dividends on the Series A Preferred Stock shall have been or contemporaneously are declared and paid, or are declared and a sum sufficient for the payment thereof is set apart for such payment, on the Series A Preferred Stock for all payment periods terminating on or prior to the date of such declaration, payment, redemption, purchase or acquisition.

(d) Holders of shares of Series A Preferred Stock shall not be entitled to any dividends on the Series A Preferred Stock, whether payable in cash, property or stock, in excess of full cumulative dividends.

(e)            In any case where any dividend payment date of any Series A Preferred

Stock shall not be a business day, at any place of payment, then payment of dividends need not be made on such date, but may be made on the next succeeding business day at such place of payment with the same force and effect as if made on the payment date; and no dividends shall accumulate on the amount so payable for the period from and after such payment date, as the case may be, to such business day.

6. Prior Approval to Enter Into Transactions. The Corporation may not enter into any transaction which shall result in the issuance of any of its equity except for Excepted Issuances or incur, create, assume or permit to exist any indebtedness except for third party trade indebtedness in the ordinary course of business or indebtedness incurred with respect to a financing with a commercial banking institution without the prior written consent of the holders of at least 50.1% of the then outstanding Series A Preferred Stock.

EXHIBIT A

NOTICE OF CONVERSION

(To Be Executed By the Registered Holder in Order to Convert Series A Preferred Stock of Optex Systems Holdings, Inc.)

The undersigned hereby irrevocably elects to convert $ ____________________________________________________of the Stated Value of the above Series A Preferred Stock into shares of Common Stock of Optex Systems, Inc. (the "Corporation") according to the conditions hereof, as of the date written below.

Date of Conversion:  ___________________________________________________________

Applicable Conversion Price Per Share:  _____________________________________________

Number of Common Shares Issuable Upon This Conversion:  _____________________________

Select one:

☐            A Series A Convertible Preferred Stock certificate is being delivered herewith. The unconverted portion of such certificate should be reissued and delivered to the undersigned.

☐    A Series A Convertible Preferred Stock certificate is not being delivered to Optex Systems, Inc.

Signature:  /s/  Andrey Oks

Print Name:    AndreyOks

Address:        2702 Watch Hill Drive

        Tarrytown, NY  10591

Deliveries Pursuant to this Notice of Conversion Should Be Made to: